Exhibit 11

                 Carpenter Technology Corporation
          Primary Earnings Per Common Share Computations
         For the Years Ended June 30, 1997, 1996 and 1995




                                            1997      1996      1995
                                          --------  --------  --------
                                     (in thousands, except per share data)

Net Income for Primary Earnings
-------------------------------
  Per Common Share
  ----------------
Net income                                $ 59,993  $ 60,148  $ 47,492

Dividends on convertible
  preferred stock, net of tax
  benefits                                  (1,578)   (1,572)   (1,599)
                                          --------  --------  --------
Net income for primary earnings
  per common share                        $ 58,415  $ 58,576  $ 45,893
                                          ========  ========  ========
Weighted Average Common Shares
------------------------------
Weighted average number of
  common shares outstanding                 17,579    16,537    16,240

Effect of shares issuable under
  stock option plans                           124       140        87
                                          --------  --------  --------
Weighted average common shares              17,703    16,677    16,327
                                          ========  ========  ========
Primary Earnings Per Common Share         $   3.30  $   3.51  $   2.81
----------------------------              ========  ========  ========

                                                       Exhibit 11

                 Carpenter Technology Corporation
       Fully Diluted Earnings Per Common Share Computations
         For the Years Ended June 30, 1997, 1996 and 1995




                                            1997      1996      1995
                                          --------  --------  --------
                                     (in thousands, except per share data)
Net Income for Fully Diluted
----------------------------
  Earnings Per Common Share
  -------------------------
Net income                                $ 59,993  $ 60,148  $ 47,492

Assumed shortfall between common
  and preferred dividend                      (637)     (644)     (705)
                                          --------  --------  --------
Net income for fully diluted
  earnings per common share               $ 59,356  $ 59,504  $ 46,787
                                          ========  ========  ========
Weighted Average Common Shares
------------------------------
Weighted average number of
  common shares outstanding                 17,579    16,537    16,240

Assumed conversion of preferred shares         900       909       917

Effect of shares issuable
  under stock option plans                     280       158       152
                                          --------  --------  --------
Weighted average common shares              18,759    17,604    17,309
                                          ========  ========  ========
Fully Diluted Earnings Per
--------------------------
  Common Share                            $   3.16  $   3.38  $   2.70
  ----------                              ========  ========  ========